Exhibit 10.1

July 26, 2011

Separation Agreement and General Release

This will confirm our agreement regarding the cessation of your employment with J.Crew (the “Company”), effective on August 1, 2011 (the “Termination Date”).

1. In consideration for signing this Separation Agreement and General Release (the “Agreement”), you are eligible to receive the following benefits:

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$500,000.00 (less all authorized or required payroll withholdings and payroll deductions), as severance, payable in accordance with the Company’s normal payroll practices in 26 bi-weekly installments of $19,230.77, beginning in the payroll period following the expiration of the seven day revocation period described below.

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If you elect COBRA continuation coverage, the Company will provide you with a reimbursement of your COBRA premium payments (less all authorized or required payroll withholdings and payroll deductions), upon your provision of proof of payment, through July 26, 2012, or earlier if your COBRA coverage terminates earlier.

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In accordance with Paragraph 4 of the Non-Disclosure, Non-Solicitation and Non-Competition Agreement between you and the Company, dated November 16, 2009 (the “Non-Competition Agreement”), a lump sum amount equal to the product of (x) the annual bonus (as described in Paragraph 3(a) of the Non-Competition Agreement), if any, that you would have earned based on the actual achievement of the applicable performance objectives in the fiscal year which includes the Termination Date had your employment not been terminated and (y) a fraction, the numerator of which is the number of days in the fiscal year that includes the Termination Date through such Termination Date and the denominator of which is 365, payable when bonuses are generally paid to employees of the Company, but in no event later than the 15th day of the third month following the end of the year with respect to which such bonus was earned.

•	Outplacement services will be provided upon your request in accordance with the Company’s then current practices.

Notwithstanding anything herein to the contrary, however, your right to receive the payments described above shall terminate effective immediately upon the date that you become employed by another entity as an employee, consultant or otherwise, and you agree to notify the Company’s Executive Vice President, Human Resources in writing prior to the effective date of any such employment. If you fail to so notify the Company’s Executive Vice President, Human Resources, (a) you will forfeit your right to receive the payments described above (to the extent the payments were not theretofore paid) and (b) the Company shall be entitled to recover any payments already made to you or on your behalf to the extent permitted by law.

2. Regardless of your execution of this Agreement, you will receive:

•	All earned and unpaid wages and other compensation due to you through the Termination Date.

•	Reimbursement of any outstanding and unreimbursed business expenses as approved per the Company’s policies as long as those expenses are submitted by August 26, 2011.

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Upon request from a prospective employer, a reference confirming dates of service and last position held may be provided. Such request should be directed to The Work Number (The Work Number is an automated service that provides instant employment and income verification): Option a) www.theworknumber.com or Option b) 1-800-367-5690.

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By mail, the forms and materials necessary to make a timely election to continue group health benefits under COBRA and to convert life insurance coverage to a self pay policy under the terms set forth in the Company’s plan documents.

You will retain any rights that you have to vested benefits under the Company’s 401(k) plan.

3. Equity Interests:

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The 37,037 Class L common shares of Chinos Holdings, Inc. (“Parent”) that you currently hold shall remain subject to the terms and conditions of the Manager Stock Rollover Subscription Agreement dated March 4, 2011 and the Management Stockholders’ Agreement dated March 7, 2011, as in effect from time to time (the “Management Agreement”), including, without limitation, the call rights set forth therein.

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In accordance with, and subject to, the terms and conditions of the Chinos Holdings, Inc. 2011 Equity Incentive Plan, the Non-Statutory Rollover Option Agreement dated March 4, 2011, and the Management Agreement, your vested options to acquire 444,444 Class A common shares of Parent will remain exercisable for the lesser of (i) a period of 90 days from the Termination Date and (ii) the period ending on the latest date on which such options could have been exercised without regard to clause (i), and will thereupon immediate terminate. If such option is exercised, any shares of stock in Parent that you receive will be subject to the terms and conditions of the Management Agreement, including, without limitation, the call rights set forth therein.

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You hereby acknowledge and agree that, effective as of the Termination Date (i) any unvested option to acquire shares of stock in Parent that you hold shall terminate and you shall have no further rights with respect thereto, and (ii) other than the equity interests described in the preceding two bullet points above, you shall have no rights or entitlement with respect to any shares of, or equity awards related to any class of equity of Parent of any of its subsidiaries or affiliates.

4. Acknowledgement of Consideration: By signing this Agreement, you acknowledge and agree that the payments and benefits described in Paragraph 1 above are the total such payments that you will receive from the Company and that you are not entitled to any additional payment by the Company in the nature of either severance or termination pay or other compensation of any kind.

You further expressly acknowledge and agree that the payments and benefits identified above constitute sufficient consideration for the promises and mutual covenants contained in this Agreement, including your agreement to release any and all claims against the Company and the Releasees contained in Paragraph 5 below and the restrictive covenants contained in Paragraph 7 below.

5. General Release of All Claims: In exchange for the Company’s payment of the benefits described in Paragraph 1 above, you voluntarily, fully and unconditionally release and forever discharge the Company and its past and present parents, subsidiaries, affiliates, predecessors, successors, assigns, and their respective officers, directors, employees, agents and plan administrators, in their individual and corporate capacities (hereinafter collectively referred to as “Releasees”) from any and all charges, actions, causes of action, demands, debts, dues, bonds, accounts, covenants, contracts, liabilities, or damages of any nature whatsoever, whether now known or unknown, to whomever made, which you have or may have against any or all of the Releasees for or by reason of any cause, nature or thing whatsoever arising out of or related to your employment with the Company, the termination of such employment or otherwise, from the beginning of time up to and including the date on which you sign this Agreement, except as otherwise specifically stated in this Agreement.

Such claims, obligations, or liabilities include, but are not limited to: claims for compensation allegedly due or owing; claims sounding in contract or implied contract; claims for wrongful dismissal; claims sounding in tort; claims arising under common law, civil law, equity, or federal, state, or local statutes or ordinances, including but not limited to, the Age Discrimination in Employment Act, as amended; Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; Section 1981 of the Civil Rights Act of 1866; the Equal Pay Act; the Americans with Disabilities Act and/or the Rehabilitation Act of 1973; the Employee Retirement Income Security Act; the WARN Act; the Consolidated Omnibus Budget Reconciliation Act; the Family Medical Leave Act, as amended; the Genetic Information Nondiscrimination Act of 2008; state statutes governing the payment of wages, discrimination in the workplace, or any other statute or laws governing the employer-employee relationship, including but not limited to, the New York State Human Rights Law, the New York Labor Law, the New York State Constitution, the New York Civil Rights Law, the New York wage-hour laws, the New York City Human Rights Law; the Virginia Human Rights Act; the North Carolina Equal Employment Practices Act, the North Carolina Persons with Disabilities Protection Act, the North Carolina Retaliatory Employment Discrimination Act, the North Carolina Wage & Hour Act; any other claim pursuant to any other federal, state or local employment laws, statutes, standards or human rights legislation; or any claim for severance pay, notice, pay in lieu of notice, salary, bonus, incentive or additional compensation, vacation pay, insurance, other benefits, interest, and/or attorney’s fees. You acknowledge that this general release is not made in connection with any exit incentive or other employment termination program offered to a group or class of employees.

Notwithstanding the foregoing, nothing in this Agreement waives your right to (a) pursue a claim that cannot be released by private agreement, including workers compensation claims, claims arising after the date on which you sign this Agreement, and your right to file administrative charges with certain government agencies; and (b) challenge the Company’s failure to comply with its obligation in Paragraph 1 above.

6. No Claims Filed: You represent that you have not filed or permitted to be filed against the Releasees, individually or collectively, any lawsuits, actions or claims, and you covenant and agree that you will not do so at any time hereafter with respect to the subject matter of this Agreement and claims released pursuant to this Agreement (including, without limitation, any claims relating to your employment and/or the termination of your employment).

You understand that nothing in this Agreement shall limit you from filing a charge with, or participating in any investigation or proceeding conducted by, the Equal Employment Opportunity Commission, National Labor Relations Board and/or any other federal, state or local agency. However, by signing this Agreement, you hereby waive any and all rights to recover monetary damages in any charge, complaint or lawsuit filed by you or by anyone else on your behalf.

7. Return of Company Property and Non-Disclosure of Confidential Information, Non-Solicitation and Non-Competition: By signing this Agreement, you agree: (a) to return all Company property in your possession (regardless of form) on or prior to the Termination Date and not to retain any originals, copies, duplicates, reproductions or excerpts thereof, including, without limitation, Company issued cell phones, Blackberries, laptop computers, desktop computers, manuals, keys, equipment, identification cards and access cards, and (b) to refrain from disclosing or using any confidential and/or proprietary information of the Company for any purpose. In addition, you hereby agree that you shall continue to be subject to the restrictive covenants set forth in Paragraphs 1, 2 (including Schedule A thereto), 7 and 8 of the Non-Competition Agreement, each of which such Paragraphs are hereby incorporated by reference into this Agreement as if originally stated herein, and that in the event you breach any such restrictive covenants (a) you will forfeit your right to receive the payments described in Paragraph 1 of this Agreement (to the extent the payments were not theretofore paid) and (b) the Company shall be entitled to recover any payments already made to you or on your behalf pursuant to Paragraph 1 of this Agreement to the extent permitted by law.

8. Confidentiality of Agreement: By signing below, you agree that the existence and terms of this Agreement are strictly confidential. You agree not to tell anyone about this Agreement and not to disclose any information contained in this Agreement to anyone, other than to your lawyer, financial advisor, if any, immediate family members, or as required under this Agreement or by lawfully issued process of law. If you inform your lawyer, financial advisor and/or immediate family members about this Agreement or its contents, you are required to tell them that they must keep it confidential as well.

9. No Negative Statements: You agree not to make or encourage others to make to any person or entity, including but not limited to the Company’s current or former associates, customers, vendors and/or the press, any negative or disparaging oral or written comments or statements about, or do anything which damages, the Company or any of the Releasees, or its or their services, good will, reputation, or financial status, or which damages it or them in any of its or their business relationships.

10. Applicable Law: This Agreement shall be interpreted, enforced and governed under the laws of the State of New York, without regard to conflicts of law principles.

11. Severability: If any provision or part of a provision of this Agreement is found to be in violation of law or otherwise unenforceable in any respect, the remaining provisions or part of a provision shall remain unaffected and the parties hereto shall reform and construe this Agreement to the maximum extent possible as if such provision or part of a provision held to be in violation of law or otherwise unenforceable had never been contained herein.

12. Changes to the Agreement: This Agreement may not be modified, altered or changed unless the changes are in writing and signed by you and an authorized Company representative.

13. Entire Agreement: This Agreement embodies the entire agreement between you and the Company, and replaces and supersedes all prior understandings, written or oral, between you and the Company, including, without limitation, the Non-Competition Agreement. You represent that in executing this Agreement, you have not relied upon any representations, promises, agreements, or statements of any kind not set forth herein in connection with your decision to sign this Agreement.

14. Waiver: By signing this Agreement, you acknowledge that:

(a)	You have received and carefully read this Agreement;

(b)	You fully understand all of the terms contained in this Agreement;

(c)	You are freely and voluntarily entering into this Agreement and knowingly releasing the Releasees in accordance with the terms contained in Paragraph 5 above;

(d)	Before signing this Agreement, you were advised of your right and had an opportunity to consult with an attorney of your choice;

(e)	In accordance with Paragraph 5 above, you hereby expressly waive, among other claims, any and all claims arising under the Age Discrimination in Employment Act of 1967 (29 U.S.C. § 621 et seq.), which you have or may have against the Releasees;

(f)	The release of claims described in Paragraph 5, above, of this Agreement does not waive any rights or claims that you may have against the Company and/or the Releasees arising after the date on which this Agreement becomes effective;

(g)	You have received or shall receive something of value from the Company which you would not otherwise be entitled to receive;

(h)	Before signing this Agreement, you were given up to sixty (60) calendar days to consider its terms and, should you sign this Agreement without waiting the full 60 days, you attest that your decision in this regard is knowing and voluntary and not induced through fraud, coercion, misrepresentation or a threat to withdraw or alter the offer contained herein, and agree that any changes to this Agreement do not restart the running of the 60 day period;

(i)	The period of time until September 23, 2011 that you had to consider your rights and obligations under this Agreement was reasonable;

(j)	For a period of seven (7) calendar days following the date on which you sign this Agreement, you may revoke this Agreement; and

(k)	This Agreement, absent its timely revocation, shall become binding on the Company and you on the eighth calendar day following the date on which you sign this Agreement. The Company shall not be required to perform any of its obligations under this Agreement until after your time to revoke this Agreement has expired.

15. Return of Signed Agreement: You should return this signed Agreement to Manager, Human Resources, 770 Broadway, New York, NY 10003 by no later than September 23, 2011.

16. Effective Date: You will not receive the benefits identified in Paragraph 1 above until after the revocation period has expired and this Agreement becomes effective. You have seven (7) days from the date that you sign this Agreement to change your mind. Any revocation within this period must be (a) submitted in writing to the Company; (b) state “I hereby revoke my execution of the Separation Agreement and General Release”; and (c) be personally delivered to the Company’s Executive Vice President, Human Resources, or mailed to their attention at J.Crew, 770 Broadway, New York, NY 10003 within seven (7) days of the execution of this Agreement.

17. Breach of Agreement & Enforcement: If you breach or threaten to breach this Agreement, including but not limited to asserting any claim released herein and/or violating the understandings contained in Paragraphs 7, 8, and 9 of this Agreement, the Company shall, to the extent permitted by law, be entitled to: (i) cease making any payments to you and/or recover any payments made; (ii) apply for and obtain, in addition to monetary damages, injunctive relief to enforce the provisions of this Agreement; in this regard, you expressly waive the right to assert that monetary damages are adequate to protect the Company’s rights; and/or (iii) recover all costs incurred by the Company, including attorneys’ fees. Any rights permitted to the Company under this paragraph shall not affect or impair any of your obligations under this Agreement, including the release of claims.

18. No Admission of Liability: Nothing herein shall be deemed to constitute an admission of wrongdoing by the Company or any of the Releasees or that they have engaged in any unlawful conduct and/or violated any federal, state or local law. Neither this Agreement nor any of its terms shall be used as an admission or introduced as evidence as to any issue of law or fact in any proceeding, suit or action, other than an action to enforce this Agreement.

19. Successors and Assigns: The provisions of this Agreement shall inure to the benefit of the Releasees, their successors and assigns, and be binding upon you and your heirs, executors, administrators, successors and assigns. It shall not be assignable by you unless such assignment is expressly authorized in writing by the Company.

20. Cooperation Following Separation: You agree to cooperate as necessary with the Company in connection with any litigation or arbitration matters or any regulatory inquiries in which the Company is or becomes involved and which concern matters in which you were involved during your employment with the Company, for which your assistance is reasonably requested by the Company. The Company will pay any reasonable out-of-pocket expenses incurred by you in connection herewith (excluding attorney’s fees and costs).

Very truly yours,

J. CREW

By	/s/ Lynda Markoe
Lynda Markoe
EVP, Human Resources

Received, Read, Understood and Agreed:

/s/ Patricia Donnelly Davidson

Patricia Donnelly Davidson

Dated: August 22, 2011

Acknowledgement of Receipt of

Separation and General Release Agreement

I acknowledge receiving today a Separation and General Release Agreement in connection with the termination of my employment with J.Crew. I have been informed of the time periods for my consideration of the Agreement and for its revocation after I sign it if I later change my mind.

Date	/s/ Patricia Donnelly Davidson
Patricia Donnelly Davidson